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                                                                    Exhibit 3.2

                          FORM OF AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               NANODYNAMICS, INC.

          NANODYNAMICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") whose original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 15, 2002, hereby adopts this Amended and Restated Certificate of Incorporation and does hereby further certify that:

          FIRST: The name of the Corporation is NanoDynamics, Inc.

          SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19801-1196. The name of its Registered Agent at such address shall be Corporation Service Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "GCL").

          FOURTH: (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is EIGHTY MILLION (80,000,000) shares. Of these (i) SEVENTY-NINE MILLION (79,000,000) shares shall be shares of Common Stock par value $.001 per share (the "Common Stock"); and (ii) ONE MILLION (1,000,000) shares shall be shares of Preferred Stock par value $.001 per share (the "Preferred Stock").

          (b) Preferred Stock. The Board of Directors of the Corporation is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

          (c) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

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          FIFTH: The name and mailing address of the incorporator is: Nancy D.
Lieberman, c/o Blau, Kramer, Wactlar & Lieberman, P.C., 100 Jericho Quadrangle, Suite 225, Jericho, New York 11753.

          SIXTH: The number of directors of the Corporation shall be determined in the manner prescribed by the by-laws of the Corporation. The election of directors need not be by written ballot unless the by-laws so provide.

          SEVENTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal by-laws of the Corporation, except as such power may be restricted or limited by the GCL.

          EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

          NINTH: The Corporation shall to the fullest extent permitted by
Section 145 of the GCL, as the same may be amended and supplemented, indemnify any and all directors when it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of stockholders, resolution of directors, agreement or otherwise, as permitted by said Section, as to actions of such person in any capacity in which he or she served at the request of the Corporation.

          TENTH: Anything to the contrary in this Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders,

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(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or
(iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Tenth shall not affect the restriction hereunder of a director's personal liability for any act or omission occurring prior to such modification or repeal.

          IN WITNESS WHEREOF, said NanoDynamics, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Keith A. Blakely, its Chief Executive Officer, this 19th day of June, 2007.

                                        NANODYNAMICS, INC.


                                        By: /s/ Keith A. Blakely
                                            ------------------------------------
                                        Name: Keith A. Blakely
                                              ----------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------